Press Release
FOR IMMEDIATE RELEASE
Contact: Walter H. Hasselbring, III
 Telephone: (815) 432-2476

Watseka, Illinois

IF BANCORP, INC.
ANNOUNCES INITIAL CASH DIVIDEND AND
SECOND STOCK REPURCHASE PROGRAM

September 11, 2013, IF Bancorp, Inc. (NASDAQ Capital: IROQ) (the “Company”), the holding company for Iroquois Federal Savings and Loan Association, today announced that its Board of Directors declared an initial cash dividend of $0.05 per common share.  The dividend will be paid on or about October 15, 2013, to stockholders of record as of the close of business on September 23, 2013.  This is the first cash dividend for the Company since the completion of its initial public offering on July 7, 2011.

The Company also announced that its Board of Directors has adopted a second stock repurchase program.  Under the new repurchase program, the Company may repurchase up to 228,535 shares of its common stock, or approximately 5% of the current outstanding shares.

“We are pleased to begin paying a cash dividend to our shareholders,” said Alan D. Martin, President and Chief Executive Officer of the Company.  “The payment of dividends and the repurchase of our common stock represent our long-term commitment to enhancing shareholder value. We intend to continue paying a semiannual dividend in the future, assuming that our financial position continues to allow us to make such payment.  We also intend to repurchase our common stock to the extent we believe that our stock price makes repurchases an attractive use of capital.”

Iroquois Federal Savings and Loan Association is a community-oriented financial institution that conducts its operations from its four full-service banking offices located in the municipalities of Watseka, Danville, Clifton and Hoopeston, Illinois and its loan production and wealth management office in Osage Beach, Missouri. Iroquois Federal Savings and Loan Association offers a broad array of retail and commercial lending and deposit services.